Exhibit 23.2
The Baker-Meekins Company, Inc.
1404 Front Avenue
Lutherville, Maryland 21093
September 19, 2007
Mr. Harry T. Wilkins
Executive Vice President and Chief Financial Officer
American Public Education, Inc.
111 W. Congress Street
Charles Town, West Virginia 25414
Dear Mr. Wilkins:
We hereby consent to the inclusion in the Registration Statement on Form S-l of American Public Education, Inc. (“APEI”) for the registration of shares of its common stock (together with any amendments thereto (the “Registration Statement”) of references to our firm and to our valuation analyses with respect to the common stock of APEI.

Sincerely, The Baker-Meekins Company, Inc.
By:	/s/ Wm. Ross Adams
Wm. Ross Adams, CFA
President